Exhibit 10.1
TERMINATION OF
LICENSE AGREEMENT
This Termination of License Agreement (this “Agreement”) is made and entered into as of March 1, 2024 by and between Carna Biosciences, Inc., a corporation organized under the laws of Japan (“Carna”) and Fresh Tracks Therapeutics, Inc. (f/k/a Brickell Biotech, Inc.), a Delaware corporation (“FRTX”).
WHEREAS, Carna and FRTX are parties to that certain Exclusive License Agreement, dated February 2, 2022 (the “License Agreement”), pursuant to which Carna licenses to FRTX certain intellectual property; and
WHEREAS, Carna and FRTX desire to terminate the License Agreement, effective as of the date of this Agreement.
NOW, THEREFORE, in consideration of these premises and the mutual agreements set forth herein, the receipt and legal sufficiency of which are hereby acknowledged, Carna and FRTX hereby agree as follows:
1.Termination. Notwithstanding Article 13 of the License Agreement, except as explicitly set forth in Section 2 below, the License Agreement is hereby terminated and cancelled in its entirety, automatically and without further action by any of the parties thereto, effective as of the date hereof, and shall hereafter be null, void and of no further force and effect.
2.Survival of Certain Obligations. Notwithstanding the termination of the License Agreement, (a) such termination will not affect any rights or obligations of the parties under the License Agreement that have accrued before the date hereof, and (b) the rights and obligations of the parties pursuant to Articles 1, 11, 12, 14 and 15 and Sections 8.7, 8.8, 8.9 and 9.1 thereof shall survive.
3.Consent to Publish. Notwithstanding the survival of Article 12, FRTX hereby grants Carna written consent to publish and present any and all Licensor Know-How at any time now or in the future. No other part of Article 12 is modified by this Agreement.
4.Miscellaneous. This Agreement constitutes the entire agreement with respect to the subject matter hereof. This Agreement and the termination and cancellation of the License Agreement pursuant hereto shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement and the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its choice of law provisions. This Agreement and any amendment may be executed in several counterparts each of which when executed shall be an original and all of which together shall constitute one and the same document.
[Signatures on following page]

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date first above written.

CARNA BIOSCIENCES, INC.

By:	/s/ Kohichiro Yoshino
Name:	Kohichiro Yoshino
Title:	President & CEO

FRESH TRACKS THERAPEUTICS, INC.

By:	/s/ Albert N. Marchio, II
Name:	Albert N. Marchio, II
Title:	Chief Executive Officer

Signature Page to Termination of License Agreement